FILED PURSUANT TO RULE 433

File No. 333-270327

CITIGROUP INC.

32,000,000 DEPOSITARY SHARES

EACH REPRESENTING A 1/1,000TH INTEREST IN A SHARE OF

6.250% NONCUMULATIVE PREFERRED STOCK, SERIES II

  Terms and Conditions

Issuer:	Citigroup Inc.

Securities:	32,000,000 depositary shares, each representing a 1/1,000th interest in a share of perpetual 6.250% Noncumulative Preferred Stock, Series II (the “Series II preferred stock”).

Over-allotment Option:	Up to an additional 4,800,000 depositary shares within 30 days of the Trade Date.

Ratings*:	Ba1 / BB+ / BBB- / BBBH (Stable Outlook / Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch / DBRS)

Trade Date:	January 27, 2026

Settlement Date:	February 3, 2026 (T+5 days)

Maturity:	Perpetual

Liquidation Preference:	$25,000 per share of Series II preferred stock (equivalent to $25 liquidation preference per depositary share).

Aggregate Liquidation Preference:	$800,000,000 (or $920,000,000 if the over-allotment option is exercised in full).

Public Offering Price:	$25 per depositary share.

Net Proceeds to Citigroup:	$779,750,000 (or $895,970,000 if the over-allotment option is exercised in full) (before expenses).

Dividend Rate and Payment Dates:	When, as and if declared by the board of directors of Citigroup, or a duly authorized committee of the board of directors, out of funds legally available to pay dividends, on the 15th of each February, May, August, and November (each date for payment of dividends, a “dividend payment date”) from, and including, the date of issuance of the Series II preferred stock at an annual rate of 6.250% on the liquidation preference amount of $25,000 per share of Series II preferred stock, quarterly in arrears, beginning on May 15, 2026.

First Dividend Payment Date:	If declared, May 15, 2026

Day Count:	30/360

Redemption at Issuer Option:	Subject to any required prior approval of the Federal Reserve, Citigroup may redeem the Series II preferred stock in whole at any time or in part, from time to time, on any dividend payment date on or after February 15, 2031 or in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined in the Preliminary Prospectus Supplement dated January 27, 2026), in each case at a cash redemption price equal to 100% of the liquidation preference, plus any declared and unpaid dividends and without accumulation of any undeclared dividends, to, but excluding, the redemption date.

Sinking Fund:	Not applicable

Listing:	Application will be made to list the depositary shares on the New York Stock Exchange.

Voting Rights:	The holders of the Series II preferred stock do not have voting rights, except (i) as specifically required by Delaware law; (ii) in the case of certain dividend non-payments; (iii) with respect to the issuance of senior capital stock of Citigroup; and (iv) with respect to changes to Citigroup’s organizational documents that would adversely affect the voting powers, preferences or special rights of the Series II preferred stock. Holders of depositary shares must act through the depositary to exercise any voting rights.

CITIGROUP INC.

32,000,000 DEPOSITARY SHARES

EACH REPRESENTING A 1/1,000TH INTEREST IN A SHARE OF

6.250% NONCUMULATIVE PREFERRED STOCK, SERIES II

Use of Proceeds:	Citigroup expects to use the net proceeds from the sale of the depositary shares representing interests in the Series II preferred stock for general corporate purposes, which may include the partial or full redemption of outstanding shares of Citigroup preferred stock and related depositary shares, as applicable, and repurchases and redemptions of other outstanding securities of Citigroup and its subsidiaries, including Citigroup common stock.

Depositary Shares CUSIP / ISIN:	172967242 / US1729672428

Number of Depositary Shares

Sole Structuring Agent and Sole Bookrunner:	Citigroup Global Markets Inc.

Joint Lead Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC RBC Capital Markets, LLC UBS Securities LLC Wells Fargo Securities, LLC

Senior Co-Manager:	TD Securities (USA) LLC

CITIGROUP INC.

32,000,000 DEPOSITARY SHARES

EACH REPRESENTING A 1/1,000TH INTEREST IN A SHARE OF

6.250% NONCUMULATIVE PREFERRED STOCK, SERIES II

Co-Managers:

ANZ Securities, Inc.

Bank of China Limited, London Branch

BBVA Securities Inc.

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

CaixaBank, S.A.

Capital One Securities, Inc.

CastleOak Securities, L.P.

CAVU Securities LLC

Commonwealth Bank of Australia

CIBC World Markets Corp.

Citizens JMP Securities, LLC

Danske Markets Inc.

Desjardins Securities Inc.

Deutsche Bank Securities Inc.

Emirates NBD Bank PJSC

Erste Group Bank AG

FHN Financial Securities Corp.

Fifth Third Securities Inc.

Huntington Securities, Inc.

ING Financial Markets LLC

Intesa Sanpaolo IMI Securities Corp.

KeyBanc Capital Markets Inc.

Lloyds Securities Inc.

M&T Securities, Inc.

MUFG Securities Americas Inc.

nabSecurities, LLC

National Bank of Canada Financial Inc.

Natixis Securities Americas LLC

Nomura Securities International, Inc.

Nordea Bank Abp

Nykredit Bank A/S

PNC Capital Markets LLC

Rabo Securities USA, Inc.

Samuel A. Ramirez & Company, Inc.

RB International Markets (USA) LLC

Regions Securities LLC

Roberts & Ryan, Inc.

Santander US Capital Markets LLC

Scotia Capital (USA) Inc.

Siebert Williams Shank & Co., LLC

SMBC Nikko Securities America, Inc.

SG Americas Securities, LLC

Standard Chartered Bank

Tigress Financial Partners LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

UniCredit Capital Markets LLC

United Overseas Bank Limited

Westpac Capital Markets LLC

*Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before

CITIGROUP INC.

32,000,000 DEPOSITARY SHARES

EACH REPRESENTING A 1/1,000TH INTEREST IN A SHARE OF

6.250% NONCUMULATIVE PREFERRED STOCK, SERIES II

you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-270327. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.